UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013

LINN ENERGY, LLC

(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

    Purchase and Sale Agreement

On April 3, 2013, Linn Energy, LLC (the “Company”) entered into, through one of its wholly-owned subsidiaries, a definitive asset purchase and sale agreement together with the Company’s partners, Panther Energy, LLC and Red Willow Mid-Continent, LLC (collectively “Sellers”) to sell the Company’s interests in certain oil and gas properties located in the Texas/Oklahoma panhandle to Midstates Petroleum Company, Inc. (the “Disposition”). The sale price to the Company for its portion of the interest in the assets is approximately $220 million, subject to closing adjustments. The Disposition is anticipated to close on or about June 1, 2013, subject to closing conditions. There can be no assurance that all of the conditions to closing the Disposition will be satisfied. The Company plans to use the proceeds of the Disposition initially to repay borrowings under its revolving credit facility.

The purchase and sale agreement for the Disposition will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: April 4, 2013	By:	/s/ CANDICE J. WELLS
Candice J. Wells
Corporate Secretary